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                                                                    EXHIBIT 99.1




FOR MEDIA:                                           FOR INVESTORS:
Josh Howell, (601) 360-8750                          Gary Brandt, (601) 360-8544
Mark Weeks, 011-44-171-570-5700
Joele Frank, Abernathy/MacGregor, (212) 371-5999


FOR IMMEDIATE RELEASE


                  FCC ESTABLISHES TIMETABLE FOR COMMENT ON
                      WORLDCOM VOTING TRUST APPLICATION

         Jackson, Miss., October 9, 1997 -- WorldCom, Inc. (NASDAQ: WCOM) announced today that at the request of MCI Communications Corporation (NASDAQ:
MCIC) and British Telecommunications plc (NYSE: BTY), in order to give their boards of directors more time to consider WorldCom's offer for MCI, the staff of the Federal Communications Commission ("FCC"), after consultation with WorldCom, MCI and British Telecom, has extended the timetable for public comment on WorldCom's application to establish a voting trust.

         The FCC has established a timetable for public comment that will begin three days after the commencement of the WorldCom offer. WorldCom's offer will commence when its registration statement is declared effective by the Securities and Exchange Commission, which is anticipated to occur within approximately the next 30 days. The FCC public notice stated that this action does not represent and should not be interpreted to imply or suggest any FCC concern, comment or opinion with respect to any aspect of WorldCom's voting trust application. The FCC public notice also stated that the FCC will entertain requests to accelerate this timetable based upon changed circumstances.

         WorldCom said that the revised FCC timetable will not affect the timing of the WorldCom offer. WorldCom remains confident that the voting trust will be approved in a timely manner and that the WorldCom offer can be completed no later than the first quarter of 1998. A voting trust will permit the WorldCom offer to be consummated prior to receiving final approvals from the FCC and state Public Utility Commissions.

         WorldCom is a global telecommunications company. Operating in more than 50 countries, the company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom's subsidiary, UUNET Technologies, Inc., is an international provider of Internet services with over 1,000 Points of Presence (POPs) throughout the United States and in Canada, Europe and the Asia- Pacific region. WorldCom's World Wide Web address is http://www.wcom.com. The common and depository shares of WorldCom trade on the NASDAQ National Market (US) under the symbols WCOM and WCOMP, respectively.

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